EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MAY 16, 2005

BY AND AMONG

PULMONETIC SYSTEMS, INC.

VIASYS HOLDINGS INC.

AND

VIASYS ACQUISITION SUBSIDIARY ONE INC.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
Section 4.1	Organization
Section 4.2	Authorization
Section 4.3	Non-contravention
Section 4.4	No Consents
Section 4.5	Litigation
Section 4.6	Brokers
Section 4.7	Parent and Newco Board
Section 4.8	Stockholder Approval
Section 4.9	Financial Ability
Section 4.10	Acknowledgement by Parent and Newco

ARTICLE V —COVENANTS AND AGREEMENTS
Section 5.1	Stockholder Matters
Section 5.2	Access and Information
Section 5.3	Conduct of Business by the Company
Section 5.4	Closing Documents
Section 5.5	Best Efforts; Further Assurances
Section 5.6	Public Announcements
Section 5.7	Exclusive Dealing
Section 5.8	Employee Benefit Plans
Section 5.9	Indemnification of Directors and Officers
Section 5.10	Newco
Section 5.11	Authorization of Representative

ARTICLE VI —CONDITIONS TO CLOSING
Section 6.1	Mutual Conditions
Section 6.2	Conditions to the Obligations of Parent and Newco
Section 6.3	Conditions to the Obligations of the Company

ARTICLE VII —TERMINATION AMENDMENT AND WAIVER
Section 7.1	Termination
Section 7.2	Effect of Termination

ARTICLE VIII —SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
Section 8.1	Survival of Representations
Section 8.2	General Indemnification
Section 8.3	Third Party Claims
Section 8.4	Limitations on Indemnification Obligations
Section 8.5	Exclusive Remedy

ARTICLE IX —CERTAIN DEFINITIONS
Section 9.1	Certain Definitions
Section 9.2	Interpretation

ARTICLE X —MISCELLANEOUS
Section 10.1	Notices
Section 10.2	Exhibits
Section 10.3	Time of the Essence; Computation of Time
Section 10.4	Expenses
Section 10.5	Governing Law
Section 10.6	Assignment; Successors and Assigns; No Third Party Rights
Section 10.7	Counterparts
Section 10.8	Titles and Headings
Section 10.9	Entire Agreement
Section 10.10	Severability
Section 10.11	No Strict Construction
Section 10.12	Specific Performance
Section 10.13	Venue
Section 10.14	Failure or Indulgence not Waiver
Section 10.15	Amendments

Exhibits & Schedules

Exhibit A	Certificate of Merger
Exhibit B	Form of Escrow Agreement
Exhibit C	Calculation of Net Asset Target
Exhibit D	Form of Opinion of Outside Counsel to the Company
Exhibit E	Form of Opinion of Outside Counsel to Parent

Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated May 16, 2005 (the “Agreement”), by and among VIASYS Holdings Inc., a Delaware corporation (“Parent”), VIASYS Acquisition Subsidiary One Inc., a Delaware corporation (“Newco”) and Pulmonetic Systems, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein have the meanings ascribed to them in Article VIII.

WHEREAS, the respective Boards of Directors of Parent, Newco and the Company have approved the merger of Newco with and into the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance thereof, the Boards of Directors of each of Parent, Newco and the Company have approved this Agreement and the Merger (as defined below), upon the terms of and subject to the conditions set forth in this Agreement; and

WHEREAS, to induce Parent and Newco to enter into this Agreement, certain stockholders of the Company have agreed pursuant to a stockholder agreement (the “Stockholder Agreement”) to vote 39% of voting power of the issued and outstanding shares of the Company in favor of approval and adoption of this Agreement and the Merger;

WHEREAS, contemporaneously herewith the Company is entering into certain agreements with certain stockholders, employees and consultants, each of which will only take effect upon consummation of the Merger; and

WHEREAS, pursuant to the Merger, shares of Common Stock (as defined below) and Preferred Stock (as defined below) will be converted into the Merger Consideration (as defined below) in the manner set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I—THE MERGER

Section 1.1                                   The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the Delaware General Corporation Law (as amended from time to time, the “DGCL”), be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 1.2                                   Certificate of Merger.  On the Closing Date, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL, which filing shall occur on the Closing Date (the “Effective Time”).

Section 1.3                                   Certificate of Incorporation.  The certificate of incorporation attached to the Certificate of Merger shall be the certificate of incorporation of the Surviving Corporation.  Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 1.4                                   Bylaws.  The bylaws of Newco, substantially in the form previously provided to the Company (but otherwise in form and substance satisfactory to Newco) in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

Section 1.5                                   Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

Section 1.6                                   Directors.  The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

ARTICLE II

PURCHASE PRICE;
CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1                                   Purchase Price.

(a)  Estimated Purchase Price.  On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay, the Estimated Purchase Price as follows:

(i)                                     an amount of cash equal to the Escrow Amount (such cash, the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement, which Escrow Agreement (the “Escrow Agreement”) (x) shall be entered into on the Closing Date among the Surviving Corporation, the Representative and an escrow agent to be mutually agreed upon between Newco and the Representative and (y) shall be substantially in the form of Exhibit B attached hereto;

(ii)                                  an amount of cash equal to the Estimated Purchase Price, less the Escrow Amount, shall be paid to the holders of Capital Stock and Options pursuant to Section 2.2 through Section 2.5 below.

(b)  Preparation of the Final Statement of Purchase Price.

(i)                                     As soon as practicable, but no later than 45 days after the Closing Date, the Parent shall prepare and deliver to the Representative a proposed calculation of each of the following items as of immediately prior to the Closing (A) Net Assets (the “Proposed Net Assets”), (B) Above-Reserve Cash and Cash Equivalents (the “Proposed Above-Reserve Cash and Cash Equivalents”), (C) Closing Date Funded Indebtedness (the “Proposed Closing Date Funded Indebtedness”), (D) Seller Expenses (the “Proposed Seller Expenses”), and a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and, in each case, the components thereof.  The Proposed Net Assets, the Proposed Above-Reserve Cash and Cash Equivalents, the Proposed Closing Date Funded Indebtedness, the Proposed Seller Expenses and the Proposed Purchase Price Calculation shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations.”

(ii)                                  If the Representative does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Parent within 30 days of receiving the Proposed Closing Date Calculations, (A) the Proposed Net Assets shall be deemed to set forth the Net Assets as of immediately prior to the Closing, (B) the Proposed Above-Reserve Cash and Cash Equivalents shall be deemed to set forth the Above-Reserve Cash and Cash Equivalents as of immediately prior to the Closing, (C) the Proposed Closing Date Funded Indebtedness shall be deemed to set forth the Closing Date Funded Indebtedness, (D) the Proposed Seller Expenses shall be deemed to set forth the Seller Expenses, and (E) the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price.  If the Representative gives a Purchase Price Dispute Notice to Parent (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such 30-day period, the Representative and Parent will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from the Representative; provided that other than with respect to the Proposed Net Assets, the Proposed Above-Reserve Cash and Cash Equivalents, the Proposed Closing Date Funded Indebtedness and the Proposed Seller Expenses, the Representative may not dispute any item or amount which comprises the Proposed Purchase Price Calculation, as all such other items and amounts shall have been definitively determined by the parties hereto on or before the Closing Date.  If the Representative and Parent do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to the Minneapolis, Minnesota office of Ernst & Young LLP (the “Accounting Firm”).  The Accounting Firm shall be required to render a determination of the applicable dispute within 45 days after referral of the matter to the Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.  The determination of the Accounting Firm shall be conclusive and binding upon the Representative, Parent and the other parties hereto.  Parent will revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.1(b)(ii).  The

“Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto pursuant to this Section 2.1(b)(ii).

(iii)                               In the event the Representative and Parent submit any unresolved objections to an Accounting Firm for resolution as provided in Section 2.1(b)(ii) above, then one half of the fees, costs and expenses of the Accounting Firm shall be paid by the Securityholders (out of the Expense Funds), on the one hand, and Parent or the Surviving Corporation on the other.

(iv)                              The Company (or the Surviving Corporation) will, and will cause the Subsidiary to, make its financial records available to the Representative and its accountants and other representatives at reasonable times at any time during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(c)  Adjustment to Estimated Purchase Price.

(i)                                     If the Purchase Price Adjustment is a positive amount, the Surviving Corporation will pay to each holder of the Capital Stock (other than any Dissenting Shares) and to each holder of Options as of the Effective Time an amount equal to such holder’s pro rata share (based upon such holder’s share of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis)) of such positive amount, net of applicable withholding taxes, if any, by wire transfer or delivery of immediately available funds within three business days after the date on which the Purchase Price is finally determined pursuant to Section 2.1(b) above.

(ii)                                  If the Purchase Price Adjustment is a negative amount, then within three business days after the date on which the Purchase Price is finally determined pursuant to Section 2.1(b) above, the Surviving Corporation and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Corporation an amount equal to such negative amount.

(d)  Certain Definitions.

(i)                                     “Above-Reserve Cash and Cash Equivalents” means the Cash and Cash Equivalents minus the Accrued Recall Liability Reserve.

(ii)                                  “Accrued Recall Liability Reserve” means $3,560,544.00 as of April 30, 2005, subject to reduction thereafter as Recall expenses are incurred by the Company in the ordinary course consistent with past practices.

(iii)                               “Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Company and the Subsidiary as of immediately prior to the Closing.

(iv)                              “Escrow Amount” means 20% of the Estimated Purchase Price.

(v)                                 “Estimated Purchase Price” means $98,059,922.00.

(vi)                              “Net Assets” means, as of any date, the aggregate assets of the Company and the Subsidiary minus the aggregate liabilities of the Company and the Subsidiary, all as set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP.

(vii)                           “Net Asset Adjustment” (which may be a negative number) means Net Assets minus the Net Asset Target.

(viii)                        “Net Asset Target” means $12,850,383.00, which has been calculated as set forth on Exhibit C; provided, however, that the Net Asset Target shall be (A) increased dollar for dollar by an amount equal to the Above-Reserve Cash and Cash Equivalents, if any, and (B) reduced dollar for dollar by an amount equal to the sum of the Funded Indebtedness and Seller Expenses.

(ix)                                “Purchase Price” means (A) the Enterprise Value, plus (B) the Net Asset Adjustment, plus (C) the amount of Above-Reserve Cash and Cash Equivalents, minus (D) the amount of Closing Date Funded Indebtedness minus (E) the amount of Seller Expenses.

(x)                                   “Purchase Price Adjustment” means (x) the Purchase Price set forth on the Final Statement of Purchase Price (as herein defined) minus (y) the Estimated Purchase Price.

(xi)                                “Seller Expenses” is defined in Article 9 of this Agreement.

Section 2.2                                   Conversion of Shares and Options.

(a)  Conversion of Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by the Subsidiary and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Consideration Per Common Share, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with this Article II.

(b)  Conversion of Preferred Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by the Subsidiary and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Consideration Per Preferred Share, payable in cash to the holder thereof, without interest thereon, upon surrender of the Certificate formerly representing such share, all in accordance with this Article II.

(c)  Conversion of Options.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each Option issued and outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Consideration Per Option Share, payable in cash to the holder thereof, without interest thereon, upon surrender of the Option Agreement representing such Option, all in accordance with this Article II.

(d)  Newco Shares.  As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on a one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(e)  Total Consideration Payable with respect to Capital Stock and Options.  The Consideration Per Common Share, Consideration Per Preferred Share, and Consideration Per Option Share shall be payable as set forth below:

(i)                                     The “Consideration Per Common Share” equals the Consideration Per Share.

(ii)                                  The “Consideration Per Share” equals (EPP + AEP)/(S + O), where:

EPP	=	Estimated Purchase Price
AEP	=	the aggregate exercise price of the Options
S	=	the total number of shares of Convertible Preferred Stock outstanding as of the Effective Time, multiplied by 10, plus the total number of shares of Common Stock outstanding as of the Effective Time
O	=	total number of shares subject to Options outstanding as of the Effective Time

(iii)                               The “Closing Consideration Per Common Share” equals (1) the Consideration Per Share minus (2) EA/(S+O), where:

EA	=	Escrow Amount
S	=	the total number of shares of Convertible Preferred Stock outstanding as of the Effective Time, multiplied by 10, plus the total number of shares of Common Stock outstanding as of the Effective Time
O	=	total number of shares subject to Options outstanding as of the Effective Time

(iv)                              The “Consideration Per Preferred Share” equals the Consideration Per Share multiplied by 10.

(v)                                 The “Closing Consideration Per Preferred Share” equals the Closing Consideration Per Share multiplied by 10.

(vi)                              The “Consideration Per Option Share” equals the Consideration Per Common Share minus the exercise price with respect to such Option share.

(vii)                           The “Closing Consideration Per Option Share” equals the Closing Consideration Per Share minus the exercise price with respect to such Option share.

(f)  Consideration Payable with respect to Capital Stock and Options immediately following the Effective Time.  Promptly following exchange of certificates and/or Option Agreements pursuant to Section 2.3 below, at and after the Effective Time, each former holder of such certificates and/or Option Agreements shall be entitled to receive, and the Surviving Corporation shall promptly deliver payment to such holder of, an amount equal to

(i)                                     the Closing Consideration Per Common Share with respect to each share of Common Stock represented by surrendered certificates,

(ii)                                  the Closing Consideration Per Preferred Share with respect to each share of Preferred Stock represented by surrendered certificates, and

(iii)                               the Closing Consideration Per Option Share with respect to each share subject to an Option represented by such Option Agreement.

(g)  Consideration Payable with respect to Capital Stock and Options upon Distribution of the Escrow Funds.  Any distribution of the Escrow Funds made to the Representative for the benefit of the former holders of Capital Stock and Options pursuant to the terms of the Escrow Agreement shall be distributed by the Representative to each holder of the Capital Stock (other than (i) shares held in the Company’s treasury or by the Subsidiary and (ii) Dissenting Shares) as of immediately prior to the Closing and to each holder of Options as of the Effective Time in an amount equal to such holder’s pro rata share (based upon such holder’s share of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis)) of such distribution, net of applicable withholding taxes, if any, by wire transfer or delivery of other immediately available funds.

(h)  Withholding.  The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of Common Stock, Preferred Stock or Options such amount as the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable state, local or foreign law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Stock, Preferred Stock or Options in respect of which such deduction and withholding was made.

(i)  Holders of Certificates.  From and after the Effective Time, the holders of Certificates (other than Certificates representing Dissenting Shares) shall cease to have any rights with respect to such Certificates, except the right to receive the portion of the Purchase Price payable with respect to each of the shares represented thereby.

Section 2.3                                   Exchange of Certificates and Option Agreements.

(a)  Not less than ten business days prior to the Effective Time, Parent shall mail or otherwise deliver to each record holder of Certificates and Options a form of letter of transmittal for return to Parent (prior to the Effective Time) or the Surviving Corporation (after the Effective Time), which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Option Agreements shall pass, only upon proper delivery of the Certificates and Option Agreements to the Surviving Corporation, and instructions for use in effecting the surrender of the Certificates and Option Agreements and payment therefor.

(b)  Upon surrender to Parent (prior to the Effective Time) or to the Surviving Corporation (after the Effective Time) of any Certificates (other than Certificates representing Dissenting Shares) or Option Agreements, together with such duly executed letter of transmittal, the holder of each such Certificate or Option Agreement shall receive from the Surviving Corporation in exchange therefor immediately after the later of such surrender or the Effective Time, the portion of the Purchase Price to which such holder is entitled pursuant to Section 2.2, without interest, in the form of a bank check drawn on the account of Parent or one of its Affiliates, except that (i) the individuals listed in Section 2.3(b) of the Disclosure Schedule shall receive cash by wire transfer of immediately available funds if they so request in writing and (ii) payments made in exchange for Option Agreements to individuals who are employees of the Company following the Effective Time shall be made through the Company’s normal payroll procedures.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate or Option Agreement so surrendered is registered, it shall be a condition of payment that the Certificate or Option Agreement so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Option Agreement so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates representing Dissenting Shares) or Option Agreement shall represent for all purposes only the right to receive the applicable portion of the Purchase Price in the form provided for by this Agreement, without interest.  Except as provided herein, all cash paid upon surrender of the Certificates or Option Agreement in accordance with this Section 2.3 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Capital Stock represented thereby.

(c)  In the event that any Certificate (other than any Certificate representing Dissenting Shares) or Option Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate or Option Agreement in form and substance (including an indemnity) acceptable to Parent (if such affidavit is accepted before the Effective Time) or the Surviving Corporation (if such affidavit is accepted after the Effective Time), the Surviving Corporation will deliver in exchange for such lost, stolen or destroyed Certificate or Option Agreement the applicable portion of the Purchase Price in accordance with Section 2.2 and this Section 2.3.

(d)  If Certificates or Option Agreements are not surrendered prior to the date that is three years after the Effective Time, unclaimed amounts (including interest thereon) of the Purchase Price shall, to the extent permitted by applicable law, become the property of the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest.  Notwithstanding the foregoing, any stockholders or optionholders of the Company who have not theretofore complied with the provisions of this Section 2.3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders are entitled.

(e)  After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Capital Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable portion of the Purchase Price in accordance with Section 2.2 and this Section 2.3.

Section 2.4                                   Dissenting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who (a) did not vote in favor of the Merger or consent thereto in writing, and (b) who have demanded properly in writing appraisal for such shares, which demand has not been withdrawn under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the applicable portion of the Purchase Price in the form such holder otherwise would have been entitled to receive as a result of the Merger.  The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, which shall not be unreasonably withheld, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.5                                   Options.

(a)  The surrender of an Option Agreement to the Company or the Surviving Corporation in exchange for the appropriate Consideration Per Option Share shall be deemed a release of all rights the holder had or may have had in respect of such Option, except to the extent provided in this Article II.

(b)  Prior to the Closing, the Company shall take the actions necessary to give effect to the provisions of this Section 2.5, as well as any actions the Company deems appropriate or equitable, pursuant to (i) the terms of the Option Plan and (ii) the terms of the Option Agreements.

(c)  The Option Plan shall terminate as of the Effective Time, and no holder of Options issued pursuant to the Option Plan or any participant in the Option Plan shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary.  Holders of Options issued pursuant to the Option Plan and vested as of the Effective Time shall have no rights with respect to such Options or under the Option Plan other than to receive the Consideration Per Option Share payable pursuant to Section 2.2 and the other applicable amounts payable, if any, pursuant to this Agreement.

Section 2.6                                   Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota  55402, at 10:00 A.M. on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VI, or on such date and time as the Company and Newco shall mutually agree.  The time and date of the Closing is herein called the “Closing Date”.

ARTICLE III —REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco that, except as set forth in the Disclosure Schedule delivered by the Company to Parent on the date hereof (the “Disclosure Schedule”):

Section 3.1                                   Organization and Qualification; Subsidiary.  Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation specified in Section 3.1 of the Disclosure Schedule and has the corporate power and authority and all licenses, permits and authorizations necessary to own or lease its property and assets and to carry on its business as presently conducted, and as presently proposed to be conducted, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect.  The Company has previously provided to Parent and Newco true and complete copies of (a) its certificate of incorporation and all amendments thereto or restatements thereof, (b) its bylaws as currently in effect and (c) true and complete copies of the certificate or certificate of incorporation and bylaws, as currently in effect, of its Subsidiary.

Section 3.2                                   Authorization.  The Company has the corporate power and authority to execute and deliver this Agreement and each other Merger Document to be executed by the Company in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action, other than the meeting of the stockholders of the Company described in Section 5.1.  This Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 3.3                                   Non-contravention.  Neither the execution and delivery of this Agreement or any other Merger Document, the consummation of the Merger and the other transactions contemplated hereby nor the fulfillment of and the performance by the Company of its obligations hereunder will (a) contravene any provision contained in the Restated Certificate, (b) conflict with, violate or result in a breach (with or without the lapse of time, the giving of notice or both) of, or constitute a default (with or without the lapse of time, the giving of notice or both) under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (ii) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Company or its Subsidiary is a party or by which either of them is bound or to which any of their respective assets or properties are subject, (c) except with respect to Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, result in the creation or imposition of any Lien on any of the assets or properties of the Company or the Subsidiary, or (d) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity, any obligation of the Company or the Subsidiary, which in the case of any of clauses (b)(i), (c) or (d) above, could have a Material Adverse Effect.

Section 3.4                                   Consents.  Except for (a) filing and recordation of appropriate merger documents as required by the DGCL, (b) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (c) filings and approvals set forth in Section 3.4 of the Disclosure Schedule, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby by the Company.

Section 3.5                                   Capitalization; Subsidiaries.

(a)  As of the date hereof, the Company’s authorized capital stock consists solely of 14,850,000 authorized shares of Common Stock, 5,497,714 of which are presently issued and outstanding; 101,010 authorized shares of Convertible Preferred Stock, all of which are presently issued and outstanding; and 48,990 shares of Undesignated Preferred Stock, none of which are presently issued and outstanding, in each case, which shares are held beneficially and of record by the Persons set forth on Section 3.5(a) of the Disclosure Schedule in the amounts set forth opposite such Person’s name.  No shares of the Company’s capital stock are held as treasury shares.  As of the date hereof, up to 3,000,000 shares of Common Stock are reserved for issuance upon exercise of all authorized Options under the Option Plan.  Section 3.5(a) of the Disclosure Schedule sets forth the name of each holder of Options, the number of shares of Common Stock subject to such Options, and the grant date, vesting status (giving effect to the Merger), and the exercise price thereof.  Except as set forth in this Section 3.5(a), the Company does not have (i) any shares of Capital Stock reserved for issuance, or (ii) any outstanding or authorized option or warrant, relating to its capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any shares of its capital stock.  Except as set forth in this Section 3.5(a), Section 3.5(a) of the Disclosure Schedule or in this Agreement, there are no (i) outstanding obligations of the Company or of its Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or (ii) voting trusts, proxies or other agreements among the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock.  All of the issued and outstanding shares of capital stock of the Company have been duly authorized, validly issued, are fully paid and are nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Company and were issued in compliance with all applicable charter documents of the Company and all applicable securities laws, rules and regulations.  There are, and have been, no preemptive rights with respect to the issuance of the capital stock of the Company.

(b)  The Company’s only subsidiary is Pulmonetic International Limited, a Barbados corporation (the “Subsidiary”).  All of the outstanding capital stock of, or other ownership interests in, the Subsidiary is owned beneficially and of record by the Company, directly, is validly issued, fully paid and nonassessable and free and clear of any preemptive rights (other than such rights as may be held by the Company), restrictions on transfer, Taxes or Liens.  There are no (i) authorized or outstanding securities of the Company or the Subsidiary convertible into or exchangeable for, no options or warrants or the right to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, the Subsidiary, (ii) voting trusts, proxies or other agreements among the Subsidiary’s stockholders with respect to the voting or transfer of the Subsidiary’s capital stock, or (iii) outstanding obligations of the Company or of the Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in the Subsidiary.  All of the issued and outstanding shares of capital stock of the Company’s Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  The Subsidiary is and has always been inactive and has never had any assets, liabilities or obligations of any nature whatsoever.

(c)  Except for the Subsidiary, the Company does not own an equity interest in or control, directly or indirectly any corporation, partnership, association or other business entity of which (i) if a corporation, the Company controls a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, the Company controls a majority of the partnership or other similar ownership interests thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Section 3.6                                   Financial Statements.

(a)  Attached to Section 3.6(a) of the Disclosure Schedule are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)                                     the audited consolidated balance sheets of the Company as of December 31, 2003 and December 31, 2004, and the related audited consolidated statements of cash flows and operations for the years ending on December 31, 2003, and  December 31, 2004; and

(ii)                                  the unaudited consolidated balance sheet of the Company as of April 30, 2005 and the related unaudited consolidated statements of cash flows and operations for the four-month period ending on such date.

(b)  The Financial Statements (i) have been prepared, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

(c)  All accounts receivable of the Company are valid and genuine, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, were generated only in the ordinary course of business consistent with past practice and, to the Company’s knowledge, are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances. All inventory of the Company was acquired in the ordinary course of business, consists of items of a quality and quantity useable and saleable in the ordinary course of its business, and is valued in conformity with GAAP.  None of such inventory has been maintained other than in accordance with the regular business practices of the Company, which practices are at least consistent with reasonable industry and commercial practices.  The reserve for obsolete inventory contained on the balance sheet of the Company as of April 30, 2005 was adequate.

(d)  All accounts receivable reflected in the finally determined Net Assets, net of the allowance for doubtful accounts reflected therein, will be collected in full within one year after the Closing Date.

Section 3.7                                   Absence of Certain Developments.  Since January 1, 2005, there has not been any Material Adverse Effect and the Company has conducted its business in the ordinary and usual course consistent with past practices and the Company has not taken any prohibited action of the type referred to in Section 5.3.

Section 3.8                                   Compliance With Laws; Governmental Authorizations; Licenses; Etc.  The business of each of the Company and its Subsidiary has been operated in material compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of all Governmental Authorities.  Each of the Company and its Subsidiary has all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable and material to the operation of its business as currently conducted.  There is no action, case or proceeding pending or, to the Company’s Knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company or its Affiliates of any statute, law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Company or its Affiliates to have any permit, license, approval, certification or other authorization required in connection with the operation of the business of the Company and its Subsidiary.

Section 3.9                                   Litigation.  There are no judgments, decrees, lawsuits, actions, proceedings, claims, complaints, injunctions, orders or investigations by or before any Governmental Authority pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary (i) relating to the Company, the Subsidiary, or their respective businesses or properties, or (ii) seeking to enjoin the transactions contemplated hereby.  The

Company is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.10                            Taxes.

(a)  Each of the Company and its Subsidiary has duly and timely filed all material Tax Returns required to be filed by it, all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, correct and complete in all material respects.  All Taxes owed by each of the Company and its Subsidiary have been timely paid.

(b)  Neither the Company nor the Subsidiary:

(i)                                     is currently the subject of a Tax audit, examination, dispute or claim;

(ii)                                  has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority;

(iii)                               has received from any taxing authority any written notice of a proposed adjustment, deficiency, underpayment of Taxes or any other similar written notice which has not been satisfied by payment or been withdrawn;

(iv)                              may be required to make an adjustment under section 481 of the Code;

(v)                                 will be required to include as an item of income in, or exclude a deduction from, taxable income for a period after Closing as a result of an installment sale, prepaid amount or similar transaction;

(vi)                              owns an equity interest in an entity classified as a partnership for U.S. federal income tax purposes; and

(vii)                           is a “United States real property holding corporation” under section 897(c)(2) of the Code.

Section 3.11                            Environmental Matters.  (i) the Company is in material compliance with all Environmental Laws, and (ii) the Company has not received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities for personal injury, property damage or investigatory or cleanup obligations arising under Environmental Laws.

Section 3.12                            Employee Matters.

(a)  Neither the Company nor the Subsidiary has entered into any collective bargaining agreements with respect to the employees.

(b)  There is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or the Subsidiary and during the past two years there has been no such action.

(c)  To the Company’s Knowledge, no union organization campaign is in progress with respect to any of the employees, and no question concerning representation exists respecting such employees.

(d)  There is no unfair labor practice, charge or complaint pending against the Company or the Subsidiary.

(e)  Neither the Company nor the Subsidiary has engaged in any plant closing or employee layoff activities within the last two (2) years that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(f)  All employees of the Company have entered into the Company’s form Confidentiality, Invention and Noncompetition Agreement, a copy of which is attached as Annex A to Section 3.12 of the Disclosure Schedule.  In each case, the noncompetition period under such agreements is no less than one year following the termination of employment with the Company.

Section 3.13                            Employee Benefit Plans.

(a)  Section 3.13(a) of the Disclosure Schedule lists all Employee Benefit Plans.

(b)  No Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or the Subsidiary other than as required by COBRA.

(c)  Each Employee Benefit Plan is maintained and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the Code and any other applicable laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d)  No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is expected to be incurred by the Company, the Subsidiary or any ERISA Affiliate.

(e)  The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

(f)  None of the Company, the Subsidiary or, to the Company’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or the Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.

(g)  With respect to each Employee Benefit Plan, the Company has made available to Parent and Newco true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report

(Form 5500 series), (iv) the most recent financial statements, and (v) the most recent Internal Revenue Service determination letter.

Section 3.14                            Intellectual Property Rights.  The Company and the Subsidiary own and possess all right, title and interest in, free and clear of all Liens (other than license agreements executed in the normal course of business), or have a valid and enforceable exclusive license to use, all of the Intellectual Property Rights necessary for the conduct of the business of the Company and the Subsidiary (collectively, the “Company Intellectual Property Rights”).  Section 3.14 of the Disclosure Schedule sets forth a list of (i) all Company Intellectual Property Rights owned by or licensed to the Company or the Subsidiary; (ii) all applications for the registration of Company Intellectual Property Rights owned by the Company or the Subsidiary; (iii) all material trade and corporate names owned or used by the Company or the Subsidiary; and (iv) all computer software (other than mass-marketed software having a license fee of less than $50,000) owned or used by the Company or the Subsidiary.  There is not pending against the Company or the Subsidiary any claim by any third party contesting the validity, enforceability, or ownership of any Company Intellectual Property Right.  Neither the Company nor the Subsidiary has received, within the last two years, any written notice of any infringement or misappropriation by any third party with respect to any of the Company Intellectual Property Rights.  To the Company’s Knowledge, the Company and the Subsidiary have not infringed with or misappropriated any Intellectual Property Rights of any third party and, to the Company’s Knowledge, no third party has infringed with or misappropriated any Intellectual Property Rights of the Company.

Section 3.15                            Contracts.  Section 3.15 of the Disclosure Schedule sets forth all oral or written contracts (except for purchase orders under $100,000 individually and dealer agreements executed in the normal course of business), agreements, leases, permits or licenses, to which the Company or the Subsidiary is a party or is otherwise bound, of the type described below (the “Contracts”):

(a)  all agreements or commitments other than those that are for amounts not to exceed $100,000 and that have terms of less than six months;

(b)  all employment agreements and all consulting or severance agreements, and all other agreements with any present or former stockholder, director, officer, employee or consultant;

(c)  all license, royalty or other agreements relating to any of the Company Intellectual Property Rights of the Company or the Subsidiary;

(d)  all agreements prohibiting the Company or the Subsidiary from freely engaging in any business;

(e)  all mortgages, indentures, notes, bonds or other agreements relating to material indebtedness incurred or provided by the Company or the Subsidiary;

(f)  all partnership agreements and joint venture agreements relating to the Company and the Subsidiary;

(g)  all material agreements not made in the ordinary course of business; and

(h)  any commitment to enter into any of the foregoing described in clauses (a) through (g).

Each Contract set forth on Section 3.15 of the Disclosure Schedule is a valid and binding agreement of the Company or the Subsidiary and, to the Company’s Knowledge, the other parties thereto, as the case may be, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).  Neither the Company nor the Subsidiary, nor, to the Company’s Knowledge, any of the other parties thereto, is in breach or violation of or default, and to the Company’s Knowledge, no event has occurred which would constitute a breach, violation or default, under any Contract.  The Company has made available to Newco true and complete copies of all Contracts, including all amendments thereto.

Section 3.16                            Insurance.  Section 3.16 of the Disclosure Schedule contains an accurate and complete description of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company and the Subsidiary.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.17                            Property.

(a)  The Company does not own any real property.  Section 3.17 of the Disclosure Schedule sets forth (whether as lessee or lessor) a list of all leases of real property (such real property, the “Leased Property”) to which the Company is a party or by which it is bound (each a “Material Lease,” and collectively the “Material Leases”).  Each Material Lease is valid and binding on the Company and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect.  The Company and, to the Company’s Knowledge, each of the other parties thereto has performed in all  respects all  obligations required to be performed by it under each Material Lease.  To the Company’s Knowledge, the Leased Property complies with all applicable laws and is benefited by those licenses or permits required to be maintained for the development, or use or occupancy of any portion of the Leased Property, except to the extent such failure to comply would not have a Material Adverse Effect.

(b)  The Company owns outright, and has good, valid and marketable title to, all of its assets, free and clear of all Liens other than Permitted Liens.  The assets, Leased Property, Contracts, licenses, permits and other rights of the Company constitute all of the assets, Leased Property, Contracts, licenses, permits and other rights necessary and sufficient: (i) for the operation of the Company’s business in substantially the same manner as customarily conducted over the preceding 12-month period and (ii) for Parent to operate the business of the Company on a stand-alone basis after the Closing consistent with past practices.  All facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of real property or tangible personal property leased or used by the Company are in good operating condition and repair, subject to normal wear and tear and routine maintenance, are useable in the regular and ordinary course of business, are structurally sound and free from latent and patent defects, and conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof. There is no material expenditure presently required in order to maintain such condition or state of repair or to replace any such tangible assets or to repair, maintain or replace any Leased Property.

Section 3.18                            Transactions With Affiliates.  None of the Company’s present or former stockholders, directors or officers nor any of their respective Affiliates is or has been involved in any business arrangement or relationship with the Company or the Subsidiary other than employment arrangements entered into in the ordinary course of business, and none of the Company’s stockholders, directors or officers nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or the Subsidiary.

Section 3.19                            Brokers.  Except for the Mercanti Group, no Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from the Company or the Subsidiary in connection with this Agreement or any of the transactions contemplated hereby.  The Board of Directors of the Company has received the opinion of Mercanti Group to the effect that the Purchase Price to be paid pursuant to this Agreement is fair, from a financial point of view, to the Company’s stockholders.  A signed copy of the written opinion of Mercanti Group will promptly be delivered to Parent.

Section 3.20                            No Additional Representations.  Except as otherwise expressly set forth in this Agreement: the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the business or the assets of the business, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the business, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the closing date, and in their present condition, and the purchaser shall rely on its own examination and investigation thereof.

Section 3.21                            Limitations regarding Disclosure Schedule.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

Section 3.22                            FDA Compliance.   The Company has complied in all material respects with all requirements pursuant to the FFDCA, FDA regulations promulgated thereunder, and all statutes and regulations administered or issued by any other federal, state, or local agency or governmental body having regulatory authority over the Company’s or any Subsidiary’s products, applicable to products developed, tested, manufactured, distributed or sold by the Company or any Subsidiary in the United States, including without limitation applicable FDA investigational device exemption, premarket approval and premarket notification requirements. The Company has complied in all material respects with all Quality System Regulation (FDA regulation 21 C.F.R. Part 820) requirements.  All required notifications and applications have been filed with the FDA and have been cleared or approved, as applicable, by the FDA, for any products tested, distributed or sold by the Company in the United States.  No governmental agency having regulatory authority over the Company’s products has issued any notice, warning letter or other similar communication to the Company stating that the Company is or was in violation of any law, regulation, rule, clearance or approval.  None of the Company’s products have been recalled, whether voluntary or otherwise, or are or have been subject to device removal or correction reporting requirements, and the Company has not received notice, either completed or pending, of any proceeding seeking a recall, removal, or corrective action of any products.  No employees or agents of the Company have made an untrue statement of material fact to any governmental or regulatory authority with respect to any product tested, manufactured, distributed, or sold by the Company, or failed to disclose a material fact required to be disclosed to any governmental or regulatory authority.  There has been and is no pending, threatened or anticipated FDA, other federal, state, or local government agency proceeding, investigation, review, or inquiry relating to the Company’s development, testing, manufacture, distribution, or sale of its products.

Section 3.23                            Voting Requirements.  The affirmative vote of holders of a majority of the voting power of the Capital Stock at a stockholders’ meeting duly called and held in accordance with the DGCL to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

Section 3.24                            State Takeover Statutes.  The Board of Directors of the Company has unanimously approved the terms of this Agreement and the Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Stockholder Agreement, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Stockholder Agreement, the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreement.

Section 3.25                            Completeness of Disclosure. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.  To the Knowledge of the Company, except as set forth in Section 3.25 of the Disclosure Schedule there is (a) no material fact, development or circumstance specifically relating to the Company or the Subsidiary that has not been disclosed in writing to Parent and (b) no fact, development or threatened development specifically relating to the Company that (alone or together with other facts, developments and threatened developments) has had or is reasonably likely to have a Material Adverse Effect.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company:

Section 4.1                                   Organization.  Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its property and assets and to carry on its business as presently conducted.  Each of Parent and Newco has delivered to the

Company true and complete copies of its certificate of incorporation (and all amendments thereto) and bylaws (as currently in effect).

Section 4.2                                   Authorization.  Each of Parent and Newco has the corporate power and authority to execute and deliver this Agreement and each other agreement or instrument to be executed in connection herewith and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action.  This Agreement and each other agreement or instrument to be executed in connection herewith has been duly authorized, executed and delivered by Parent and Newco and constitutes a valid and binding agreement of Parent and Newco, enforceable against Parent and Newco in accordance with its terms.

Section 4.3                                   Non-contravention.  The execution, delivery and performance by Parent and Newco of this Agreement and the Certificate of Merger, the consummation of the Merger and each of the other transactions contemplated hereby will not (a) contravene any provision contained in such entity’s certificate of incorporation or bylaws, (b) conflict with, violate or result in a material breach (with or without the lapse of time, the giving of notice or both) of or constitute a material default (with or without the lapse of time, the giving of notice or both) under (i) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other instrument or obligation or (ii) any judgment, order, decree, statute, law, rule or regulation or other restriction of any Governmental Authority, in each case to which such entity is a party or by which it is bound or to which any of its assets or properties are subject, (c) result in the acceleration of, or permit any Person to terminate, modify, cancel, accelerate or declare due and payable prior to its stated maturity any material obligation of such entity or (d) require any authorization, consent, approval, exemption or other action by or declaration or notice to any Person or Government Authority (except for the applicable requirements of the HSR Act and any applicable foreign antitrust laws or regulations).

Section 4.4                                   No Consents.  Except for (a) filing and recordation of appropriate merger documents as required by the DGCL and (b) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent and Newco.

Section 4.5                                   Litigation.  Neither Parent nor Newco is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6                                   Brokers.  No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial adviser’s or similar fee from Parent or Newco in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.7                                   Parent and Newco Board.  The respective boards of directors of Parent and Newco, by unanimous written consent, have approved the execution of this Agreement.

Section 4.8                                   Stockholder Approval.  Other than the vote of the stockholder of Newco, no stockholder vote, approval or consent of any holder of capital stock of Parent or Newco is required or necessary to consummate the Merger.

Section 4.9                                   Financial Ability.  Parent has funds available to consummate the transactions contemplated hereby, including, without limitation, the ability to make all payments due (a) to the holders of Capital Stock and Options in accordance with the terms hereof and (b) all payments due or necessary (if any) in order to comply with the terms and conditions of all agreements evidencing indebtedness of the Company.

Section 4.10                            Acknowledgement by Parent and Newco.  Each of Parent and Newco acknowledges and agrees that it has conducted its own independent review and analysis based on the limited access it was given to the business, assets, condition, operations and prospects of the Company and the Subsidiary.  In entering into this Agreement, Parent and Newco have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Newco:

(a)  acknowledges that, other than as set forth in this Agreement, none of the Company, the Subsidiary, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Newco and their respective agents or representatives prior to the execution of this Agreement; and

(b)  as of the date hereof, acknowledges that its officers do not have Knowledge of any representation or warranty of the Company in this Agreement being untrue or inaccurate.

ARTICLE V—COVENANTS AND AGREEMENTS

Section 5.1                                   Stockholder Matters. The Company will, in consultation with Parent, take all action necessary in accordance with the DGCL and its Articles of Amendment and Restatement and Bylaws to obtain the requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company by special meeting (a “Stockholders Meeting”) or by written consent pursuant to Section 228 of the DGCL (a “Consent Solicitation”) and shall take such other actions as may be required by such Section.  Subject to the provisions of Article VII, the Company will, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

Section 5.2                                   Access and Information.

(a)  From the date hereof, Parent and Newco shall be entitled to make or cause to be made such reasonable investigation of the Company and the Subsidiary, and the financial and legal condition thereof, as Parent and Newco deem reasonably necessary or advisable during normal business hours and upon advance notice, and the Company shall cooperate with any such investigation.  Parent and Newco agree to conduct any such inquiries with reasonable discretion and sensitivity to the Company’s relationships with its employees, customers and suppliers.

(b)  All information disclosed in writing, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to Parent and Newco (or their representatives or affiliates) shall be kept confidential by such Persons in accordance with the confidentiality agreement dated September 8, 2004 by and between the Company and Parent (the “Confidentiality Agreement”) and shall not be used by any Person, other than in connection with the transactions contemplated by this Agreement.

Section 5.3                                   Conduct of Business by the Company.  From the date hereof to the Effective Time, the Company will, and will cause the Subsidiary to, except as otherwise expressly provided herein or consented to in writing by Parent and Newco, conduct its business only in the ordinary and regular course in substantially the same manner heretofore conducted.  Without limiting the generality of the foregoing, the Company will not, and will cause its Subsidiary not to:

(a)  (i) make any change in its organizational documents or its authorized, issued or outstanding capital stock, (ii) grant any options or other rights to acquire, whether directly or contingently, any of its capital stock, (iii) declare, set aside or pay any dividend or make any other distribution in respect of its capital stock or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its shares of capital stock or (iv) sell, rent, lease or otherwise dispose of any of their assets, except for such actions described in clause (iv) above as are in the ordinary course of business consistent with past practices;

(b)  (i) incur any indebtedness for money borrowed, (ii) make any capital expenditures or commitments for capital expenditures, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) create or suffer to exist any new Lien other than Permitted Liens, (v) enter into any employment Contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees or (vi) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except in the ordinary course of business consistent with past practice or as specifically disclosed in the Disclosure Schedule;

(c)  make any change in accounting or Tax methods or procedures, or make or enter into any election, agreement or arrangement with respect to Taxes;

(d)  modify, terminate or renew any Contract or waive, release or dispose of any right or claim of value accruing to it, except in the ordinary course of business consistent with past practices;

(e)  generate or consummate sales, pay accounts payable or other obligations or collect accounts receivable in a manner that is not in the ordinary course of business consistent with past practices;

(f)  enter into any transaction or take any action or fail to take any action which would result in any of the representations and warranties contained in this Agreement not being true and correct; or

(g)  take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which would result in a Material Adverse Effect.

From the date hereof to the Closing, the Company shall be entitled to update the Disclosure Schedule to reflect any events or circumstances occurring or existing after the date hereof; provided, however, that the Company must obtain Parent’s written consent, which consent will not be unreasonably withheld, to update the Disclosure Schedule to reflect any material events or circumstances.  In the event the Closing does not occur, the initial Disclosure Schedule shall be used in determining any inaccuracy in, or breach of, any representations or warranties of the Company under this Agreement.  In the event the Closing occurs, the final version of the Disclosure Schedule as of the Closing Date shall supersede the initial Disclosure Schedule and shall constitute the definitive Disclosure Schedule for all purposes of the Agreement.

Section 5.4                                   Closing Documents.  The Company shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered to Parent and Newco, the documents or instruments described in Section 6.2.  Parent and Newco shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Company, the documents or instruments described in Section 6.3.

Section 5.5                                   Best Efforts; Further Assurances.

(a)  Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Each of the Company and Parent and Newco will use their respective reasonable best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, in connection with obtaining a consent from the landlord of the Company’s Colton, California leased property, the Company shall obtain a one year extension of the lease on terms substantially similar to the Company’s current lease, including the lease of the additional space described in paragraph 1 of Section 3.4 of the Disclosure Schedule.  All costs incurred in connection with obtaining such consents shall be borne by the Company and treated in accordance with Section 10.4, except that Parent shall pay any HSR Act filing fees.  Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly after the date hereof and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limitation of the foregoing, the Company, Newco and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto.

(b)  In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c)  Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would cause any representation or warranty of the Company or Parent and Newco as the case may be, contained in the Merger Documents to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will result in the failure to satisfy any of the conditions specified in Article VI and (ii) any failure of the Company or Parent and Newco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Documents.

Section 5.6                                   Public Announcements.  The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance by the Company, and Parent; provided that each party hereto may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of any such announcement.

Section 5.7                                   Exclusive Dealing.

(a)  During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, the Company shall not take, nor will the Company permit any of its respective affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, directly or indirectly, any action to solicit, encourage, facilitate, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person (other than Parent, Newco or their affiliates) concerning any Acquisition Proposal. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

(b)  Notwithstanding Section 5.7(a), prior to the Effective Time, nothing in this Agreement shall prevent the Company or its Board of Directors from engaging in discussions or negotiations with, or, subject to a customary confidentiality agreement, furnishing or disclosing any information or data relating to the Company or its Subsidiary to, or giving access to the assets or the books and records of the Company or its Subsidiary to, any Person who, after the date hereof, makes a bona fide written Acquisition Proposal, after the date hereof that was not solicited and did not otherwise result from a breach of Section 5.7(a), if the Board of Directors, acting in good faith, has determined (A) after consultation with its financial advisor, that such

Acquisition Proposal is reasonably likely to result in a Superior Proposal, and (B) after consultation with its outside legal counsel, that the failure to take such action will result in a breach of its fiduciary obligations to the stockholders of the Company under applicable laws.

(c)  The Board of Directors of the Company shall not make a Company Adverse Recommendation Change or approve or recommend, or propose to approve or recommend, or allow the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.7(a)), except that, and subject to compliance with this Section 5.7, the Board of Directors of the Company may make a Company Adverse Recommendation Change, if (A) the Board of Directors, acting in good faith, has determined (x) after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (y) after consultation with its outside legal counsel, that the failure to take such action will result in a breach of its fiduciary obligations to the shareholders of the Company under applicable laws; provided, however, that no Company Adverse Recommendation Change may be made until after the tenth business day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new ten business day period).  In determining whether to make a Company Adverse Recommendation Change, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise.

(d)  In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.7, the Company shall promptly advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such Takeover Proposal or inquiry.  The Company shall keep Parent fully informed of the status and details (including any change to any material term thereof) of any such Takeover Proposal or inquiry.

Section 5.8                                   Employee Benefit Plans.

(a)  Parent and Newco hereby agree that Parent shall cause the Company and the Subsidiary to, for a period of at least one year following the Closing Date, provide to employees of the Company and the Subsidiary compensation and employee benefit plans, programs and arrangements that are comparable to the compensation paid to such employees and the Employee Benefit Plans (other than any equity compensation plan or arrangement) as in effect immediately prior to the Closing Date.

(b)  Parent and Newco hereby agree that, from and after the Closing Date, Parent shall cause the Company and the Subsidiary to grant all employees of the Company and the

Subsidiary credit for any service with the Company and the Subsidiary earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual under any employee benefit plan, program or arrangement established or maintained by the Company or the Subsidiary on or after the Closing Date (the “Newco Plans”).  In addition, Parent and Newco hereby agree that Parent shall cause (i) the Company and the Subsidiary to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Newco Plans to the extent waived or satisfied by an employee as a result of service with the Company or the Subsidiary or coverage under an Employee Benefit Plan, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Company or the Subsidiary to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Newco Plan.

Section 5.9                                   Indemnification of Directors and Officers.  The certificates of incorporation and bylaws (or equivalent governing instruments) of the Surviving Corporation and the Subsidiary shall contain provisions no less favorable with respect to indemnification than are set forth in the certificates of incorporation and bylaws of the Company and the Subsidiary as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or the Subsidiary or who were otherwise entitled to indemnification pursuant to the certificates of incorporation and bylaws (or equivalent governing instruments) of the Company or the Subsidiary.  Parent shall cause to be maintained in effect for six years after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and the Subsidiary with respect to matters occurring prior to the Effective Time; provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).  Parent will indemnify each individual who served as a director or officer of the Company at any time prior to the Effective Time from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses (but excluding any losses suffered by such directors and officers to the extent that such losses consist solely of a reduction in the Escrow Account pursuant to indemnification claims made by the Buyer Indemnitees under this Agreement) resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby, except to the extent of any such individual’s fraud or willful misconduct.

Section 5.10                            Newco.  Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to Parent).

Section 5.11                            Authorization of Representative.

(a)  James B. Hickey, Jr. is hereby appointed, authorized and empowered to act as a representative (the “Representative”), for the benefit of the holders of Capital Stock and Options (collectively, the “Securities”), as the exclusive agent and attorney-in-fact to act on behalf of each holder of Securities (collectively, the “Securityholders”), in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)                                     to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii)                                  to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii)                               to enforce and protect the rights and interests of the Securityholders (including the Representative, in its capacity as a Securityholder) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement or this Agreement for and on behalf of the Securityholders, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Newco or Surviving Corporation, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Corporation or any other person, or by any federal, state or local Governmental Authority against the Representative or any of the Securityholders or the Escrow Funds, and receive process on behalf of any or all Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv)                              to refrain from enforcing any right of the Securityholders or any of them or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by the Securityholders unless such waiver is in writing signed by the waiving party or by the Representative; and

(v)                                 to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)  The Representative shall be entitled to a fee of $150 per hour as compensation for the performance of its services hereunder and shall be entitled to the payment of all its expenses incurred as the Representative. In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer $200,000 (the “Expense Funds”) to the Representative to be used by the Representative to pay the Representative’s fees and any expenses incurred by the Representative in its capacity as Representative.  Once the Representative determines, in its sole discretion, that the Representative will not earn any additional fees or incur any additional expenses in its capacity as Representative, then the Representative will distribute the remaining unused Expense Funds, if any, to each holder of the Capital Stock (other than (i) shares held in the Company’s treasury or by the Subsidiary and (ii) Dissenting Shares) as of immediately prior to the Closing and to each holder of Options as of the Effective Time in an amount equal to such holder’s pro rata share (based upon such holder’s share of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis)) of such distribution, net of applicable withholding taxes, if any.  In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Securityholders.  Each Securityholder shall indemnify, pro rata based upon such Securityholder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis, including all Options outstanding as of the Effective Time but excluding all Dissenting Shares), the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Representative to the Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Securityholder shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share (excluding all Dissenting Shares) of the number of shares of Common Stock outstanding as of immediately prior to the Closing (on a fully-diluted basis, including all Options outstanding as of the Effective Time but excluding all Dissenting Shares).

(c)  All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Effective Time or any termination of this Agreement or the Escrow Agreement.

(d)  Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Securityholders.

(e)  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Securityholder; and (ii) shall survive the consummation of the Merger.

ARTICLE VI—CONDITIONS TO CLOSING

Section 6.1                                   Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)  No Injunction.  At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Authority of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b)  Filings and Consents.  Except for the filing of the Certificate of Merger with the Secretary of State of Delaware, all  consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Authority (other than as required with respect to any Contract) which are required in connection with the execution and delivery of this Agreement and the other Merger Documents and the consummation of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect.

(c)  HSR Waiting Period.  Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

Section 6.2                                   Conditions to the Obligations of Parent and Newco.  The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable law:

(a)  Representations and Warranties.  All representations and warranties made by the Company in this Agreement hereto shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect, the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing (except that the covenant regarding the extension of the lease for the Company’s Colton, California property contained in Section 5.5 shall be complied with in all respects) and since January 1, 2005 there shall not have been any Material Adverse Effect.

(b)  Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)                                     a certificate of a duly elected officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) have been satisfied;

(ii)                                  a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and consummation of this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby;

(iii)                               a certified copy of the resolutions of the stockholders of the Company adopting and approving this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby; and

(iv)                              an opinion of outside counsel to the Company in the form set forth in Exhibit D.

(c)  Termination of Letter Agreement.  The Letter Agreement, made as of September 16, 2003, by and between the Company and Doug DeVries (“DeVries”) shall have been terminated in consideration of a payment of $31,240 from Parent (or Newco) to DeVries.

Section 6.3                                   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a)  Representations and Warranties.  All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder, and Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b)  Closing Deliveries.  Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i)                                     a certificate of a duly elected officer of each of Parent and Newco, dated the Closing Date, to the effect that the condition specified in Section 6.3(a) has been satisfied;

(ii)                                  certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby;

(iii)                               a certified copy of the resolutions of the stockholders of Newco adopting and approving this Agreement, the other Merger Documents and the transactions contemplated hereby and thereby; and

(iv)                              an opinion of outside counsel to Parent in the form set forth in Exhibit E.

ARTICLE VII—TERMINATION AMENDMENT AND WAIVER

Section 7.1                                   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company at any time prior to Closing:

(a)  by mutual consent of the Company, Parent and Newco;

(b)  by either the Company or Parent and Newco:

(i)                                     if the Merger shall not have been consummated on or before September 30, 2005 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the

Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

(ii)                                  if the Stockholder Approval shall not have been obtained (A) at a Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof or (B) as a result of a Consent Solicitation.

(c)  by either Parent or Newco, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(d)  by the Company, in the event that the conditions to its obligations set forth in Article VI hereof have not been satisfied or waived at or prior to the Termination Date;

(e)  by either Parent or Newco or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(f)  by Parent, in the event that prior to the obtaining of the Stockholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails to reaffirm in writing its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days after receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal.

Section 7.2                                   Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1 hereof, (a) all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 5.2(b), 5.6 and 10.4, which shall survive the termination of this Agreement and (b) termination shall not preclude either party from suing the other party for any breach of this Agreement.

ARTICLE VIII—SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1                                   Survival of Representations.  The representations and warranties of the Company, Parent and Newco contained in this Agreement (whether or not contained in Articles III and IV) or any certificate delivered pursuant to Section 6.2 or Section 6.3 shall survive the Closing for a period of two years after the Closing Date.

Section 8.2                                   General Indemnification.

(a)  If, after the Closing Date, Parent, the Surviving Corporation or their officers, directors, employees, affiliates or agents (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) suffer any damages, losses, liabilities, obligations, claims of any kind, interest, taxes, costs or expenses (including, without limitation, the costs of enforcing this Section 8.2(a) and reasonable attorneys’ fees and expenses, lost profits due to restricted or stop ship orders from the FDA or other regulatory bodies and the costs of recertification with a regulatory body) (“Loss”) as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by the Company (A) contained in this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to Parent and Newco pursuant to Section 6.2 to be true and correct as of the Closing Date, (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, (iii) the assertion of any liability or obligation relating to or arising out of the business, operations or assets of, or any products sold by, the Company or the Subsidiary at or prior to the Closing (except to the extent such liabilities and obligations are reserved in the finally determined Net Assets), (iv) the Recall Matters (except to the extent reserved in the finally determined Net Assets), (v) Dissenting Shares (in excess of the applicable portion of the Purchase Price), (vi) the failure by the Company or the Subsidiary, as appropriate, to file a 510(k) premarket notification (or an amendment thereto) with the FDA with respect to any products of the Company or the Subsidiary, (vii) the rescission or cancellation of, or denial of any claim under, any insurance policies owned or held by the Company and the Subsidiary as a result of the failure of the Company or the Subsidiary to timely report any claim to the carrier of such policy, including, without limitation, claims relating to the matters set forth in Section 3.9 of the Disclosure Schedule or (viii) the failure by the Company or the Subsidiary to timely (A) file any Tax Return with respect to any sales, use or income taxes payable to any state taxing authority or (B) pay all sales, use or income taxes payable to any state taxing authority, then, subject to the other provisions of this Article VIII, such Buyer Indemnitee(s) shall be entitled to be reimbursed the amount of such Loss from the Escrow Account.

(b)  After the Closing, each of Parent and the Surviving Corporation agrees to indemnify, defend and hold each of the direct and indirect equityholders of the Company as of the date of this Agreement and their respective officers, directors, employees, affiliates or agents (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Parent or Newco (A) in this Agreement contained in Article IV of this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Section 6.3 to be true and correct as of the Closing Date, (ii) any breach by Parent of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

(c)  The obligations to indemnify and hold harmless pursuant to clause (i) of Section 8.2(a) and pursuant to clause (i) of Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

Section 8.3                                   Third Party Claims.

(a)  If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any person or entity entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify the Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby.  The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that, the fees and expenses of such counsel shall be borne by such Indemnified Party.  So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement.  If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b)  All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.4                                   Limitations on Indemnification Obligations.  The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 8.2(a) are subject to the following limitations:

(a)  the amount of any and all Losses will be determined net of any amounts recovered or reasonably expected to be recovered by the Buyer Indemnitees under insurance policies with respect to such Losses and net of any Tax benefits realized with respect thereto;

(b)  except with respect to Section 3.6(d), the Buyer Indemnitees shall not be entitled to recover for any particular Loss pursuant to Section 8.2(a)(i) or 8.2(a)(iii) unless such Loss equals or exceeds $25,000 and then, in each such case, to the full extent of such Loss;

(c)  except with respect to Section 3.6(d), the Buyer Indemnitees will not be entitled to recover Losses pursuant to clauses (i), (iii), (vi) and (viii) of Section 8.2(a) until the total amount which the Buyer Indemnitees would recover under clauses (i), (iii), (vi) and (viii) of Section 8.2(a) (as limited by the provisions of Section 8.4(a)), but for this Section 8.4(c), exceeds $750,000 in the aggregate (the “Deductible”) and then only for the excess over the Deductible; and

(d)  at any time the Buyer Indemnitees (x) will be entitled to recover no more than the amount of cash then in the Escrow Account and (y) will not be entitled to recover Losses from any source other than the Escrow Account.

Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article VIII.

Section 8.5                                   Exclusive Remedy.  Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, (i) indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto and (ii) making a claim for a proper distribution from the Escrow Account shall be the sole and exclusive remedy available to the Buyer Indemnitees for any Loss, Losses or other amounts (including, without limitation, any relating to environmental, health or safety matters or Tax matters) arising under the indemnification obligations set forth herein, or otherwise in respect of the transactions contemplated hereby.  The Escrow Funds shall be released in accordance with the terms of the Escrow Agreement and Section 2.2(g).

ARTICLE IX—CERTAIN DEFINITIONS

Section 9.1                                   Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“Above-Reserve Cash and Cash Equivalents” has the meaning set forth in Section 2.1(d).

“Accounting Firm” has the meaning set forth in Section 2.1(b).

“Acquisition Proposal” means any contract, proposal, offer or indication of interest (other than by Parent or one of its affiliates) (whether or not in writing and whether or not delivered to the shareholders of the Company generally) relating to (i) the acquisition in any manner, directly or indirectly, of a substantial portion of the business or assets of the Company or its Subsidiary (including the capital stock of (or other ownership interest in) the Subsidiary of the Company), (ii) a direct or indirect purchase of any Capital Stock of (or ownership interest in) the Company in a single transaction or series of related transactions representing 20% or more of the voting power of the capital stock of (or other ownership interest in) the Company or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any Capital Stock in connection with any acquisition by the Company or its Subsidiary or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement and Plan of Merger.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer Indemnitee” has the meaning set forth in Section 8.2(a).

“Capital Stock” means the Common Stock and the Convertible Preferred Stock.

“Cash and Cash Equivalents” has the meaning set forth in Section 2.1.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock or shares of Preferred Stock, as applicable.

“Claim” has the meaning set forth in Section 5.11(a)(iii).

“Closing” has the meaning set forth in Section 2.6.

“Closing Consideration Per Common Share” has the meaning set forth in Section 2.2(e).

“Closing Consideration Per Option Share” has the meaning set forth in Section 2.2(e).

“Closing Consideration Per Preferred Share” has the meaning set forth in Section 2.2(e).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company Adverse Recommendation Change” means the withdrawal by the Board of Directors of the Company (or a modification by such Board in a manner adverse to Parent) of its approval and recommendation of this Agreement and the Merger, or the approval or recommendation by the Board of Directors of the Company of any Acquisition Proposal.

“Company Equity Securities” means the Capital Stock and the Options.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.14.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consent Solicitation” has the meaning set forth in Section 5.1.

“Consideration Per Option Share” has the meaning set forth in Section 2.2(e).

“Contracts” has the meaning set forth in Section 3.15.

“Consideration Per Common Share” has the meaning set forth in Section 2.2(e).

“Consideration Per Preferred Share” has the meaning set forth in Section 2.2(e).

“Consideration Per Share” has the meaning set forth in Section 2.2(e).

“DGCL” has the meaning set forth in Section 1.1.

“Deductible” has the meaning set forth in Section 8.4(c).

“Disclosure Schedule” has the meaning set forth in Article III.

“Dissenting Shares” has the meaning set forth in Section 2.4.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement maintained, sponsored or contributed to by the Company, the Subsidiary or any ERISA Affiliate.

“Enterprise Value” means $94,366,000.

“Environmental Laws” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law concerning pollution or protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.1(a).

“Escrow Agreement” has the meaning set forth in Section 2.1(a).

“Escrow Amount” has the meaning set forth in Section 2.1(d).

“Escrow Funds” has the meaning set forth in Section 2.1(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.1(d).

“Expense Funds” has the meaning set forth in Section 5.11.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

“Final Statement of Purchase Price” has the meaning set forth in Section 2.1(b).

“Financial Statements” has the meaning set forth in Section 3.6.

“Funded Indebtedness” means, as of any date, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any prepayment or termination premiums or fees payable as a result of prepayment or termination) arising under any obligations of the Company or the Subsidiary consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (other than trade payables and accrued expenses arising in the ordinary course of business but including all seller notes and “earn-out” payments), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or (iii) obligations under any interest rate, currency or other hedging agreements, in each case, as of such date, excluding any undrawn letters of credit and including, without limitation, pursuant to the Company’s credit agreement with City National Bank.  Notwithstanding the foregoing, “Funded Indebtedness” shall not include any obligations under operating leases or capitalized leases.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, applied on a consistent basis.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Intellectual Property Rights” means all patents, patent applications, trademarks and service marks, and all registrations and applications therefor, copyrights, copyright registrations and applications, domain names and trade secrets.

“Knowledge” means, with respect to any Person, actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge); provided that in the case of the Company, such knowledge shall be limited to the Knowledge of James Hickey, Robert Samec, Todd Goblish and Debra Rohrer.

“Leased Property” has the meaning set forth in Section 3.17.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

“Loss” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means a material adverse effect upon the financial condition, revenues, operating income, business, or results of operations of the Company and the Subsidiary, taken as a whole; provided, however, that any adverse effect arising out of or resulting from (i) conditions affecting the industries in which the Company or the Subsidiary participate or the United States economy generally, provided that such conditions do not disproportionately affect the Company, or (ii) the public announcement of the transactions contemplated by this Agreement, shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably be expected to occur

“Material Leases” has the meaning set forth in Section 3.17.

“Merger” has the meaning set forth in Section 1.1.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Asset Adjustment” has the meaning set forth in Section 2.1(d).

“Net Assets” has the meaning set forth in Section 2.1(d).

“Newco Plans” has the meaning set forth in Section 5.8(b).

“Option Agreements” means the option agreements entered into by and between the Company and certain Persons as described in Section 3.5(a) of the Disclosure Schedule, each as amended, restated or modified from time to time.

“Option Plan” means the Company’s 1997 Stock Option Plan, as amended from time to time.

“Options” means the vested and unvested options to purchase up to 2,150,690 shares of Common Stock outstanding as of the date hereof issued to certain current and former employees of the Company pursuant to the Option Plan or otherwise, all of which options accelerate and become vested immediately prior to the Effective Time.

“Permitted Liens” means (i) liens for current property taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers’ compensation laws, and (iv) liens set forth in Section 3.7 of the Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Preferred Stock” means the Convertible Preferred Stock, par value $.01 per share, of the Company.

“Proposed Above-Reserve Cash and Cash Equivalents” has the meaning set forth in Section 2.1(b).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.1(b).

“Proposed Purchase Price Calculation” has the meaning set forth in Section 2.1(b).

“Purchase Price” has the meaning set forth in Section 2.1(d).

“Purchase Price Adjustment” has the meaning set forth in Section 2.1(d).

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.1(b).

“Recalls” means the recalls with the FDA-assigned numbers Z-1485-04 and Z-0274-05.

“Recall Matters” means the Recalls and the matters contained in Warning Letter MN 03-16, dated April 15, 2003, from the FDA to the Company or in any other Warning Letter received by the Company prior to the Closing.

“Recoverable Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Newco in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees paid by Parent and fees and expenses of counsel to Parent and Newco.

“Representative” has the meaning set forth in Section 5.11(a).

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Restated Certificate” means the Company’s Restated Certificate of Incorporation, as amended, as in effect from time to time.

“Seller Expenses” means (i) the collective amount payable by the Company or the Subsidiary to the Mercanti Group, Dorsey & Whitney LLP, and other service providers assisting with the transaction as of the Closing plus (ii) the $200,000 payable by the Company as of the Closing as an expense reserve for the benefit of the Representative, as provided in Section 5.11 hereof, all of which Seller Expenses shall paid or accrued by the Company prior to the Closing Date.

“Seller Indemnitee” has the meaning set forth in Section 8.2(b).

“Subsidiary” has the meaning set forth in Section 3.5(b).

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiary, taken as a whole, if the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its independent financial advisors and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal would, if consummated in accordance with its terms, be (i) more favorable, from a financial point of view, to the holders of the Shares than those contemplated by this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such Acquisition Proposal or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing (whether disputed or not), and any liability for Tax of another Person as transferee, successor, by contract, under any Tax law or regulation or otherwise.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax (including any amendment thereof).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

Section 9.2                                   Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE X—MISCELLANEOUS

Section 10.1                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Parent, Newco or the Surviving Corporation:

VIASYS Holdings Inc.
c/o VIASYS Healthcare Inc.
227 Washington Street, Suite 200
Conshohocken, Pennsylvania  19428
Facsimile:  (610) 862-0780
Attention:  Matthew M. Bennett, Senior Vice President

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania  19103
Facsimile:  (215) 963-5001
Attention:  Timothy Maxwell, Esq.

If to the Company:

Pulmonetic Systems, Inc.
1740 Medina Road, Suite 100
Plymouth, Minnesota  55447
Facsimile:  (763) 398-8400
Attention:  James B. Hickey, Jr., Chief Executive Officer

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota  55402
Facsimile:  (612) 340-7800
Attention:  Kenneth L. Cutler, Esq.

If to the Representative:

James B. Hickey, Jr.
4608 Edina Blvd.
Edina, Minnesota  55424

with a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota  55402
Facsimile:  (612) 340-7800
Attention:  Kenneth L. Cutler, Esq.

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2                            Exhibits.  All exhibits hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 10.3                            Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

Section 10.4                            Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.  Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including, without limitation, the Seller Expenses will be paid by the Company in cash at or prior to the Closing and fully reflected in the Net Assets; provided, however, that (i) if this Agreement is terminated pursuant to Section 7.1(f), or (ii) (A) prior to the obtaining of the Stockholder Approval, an Acquisition Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Acquisition Proposal, then the Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent the sum of (i) $3,000,000 and (ii) Parent’s Recoverable Expenses (up to a maximum amount not to exceed $1,000,000) in accordance with Section 7.1(f) on the first business day following (x) in the case of a payment required by clause (i) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (ii) above, the date of the first to occur of the events referred to in clause (ii)(C).

Section 10.5                            Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

Section 10.6                            Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 10.7                            Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8                            Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9                            Entire Agreement.  This Agreement, including the exhibits and Disclosure Schedule attached hereto, the Confidentiality Agreement and the other agreements contemplated by this Agreement constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10                     Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 10.11                     No Strict Construction.  Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.12                     Specific Performance.  Each of the Company, Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law.  Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security).

Section 10.13                     Venue.  Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, may be litigated in the courts of the State of Minnesota, County of Hennepin.

Section 10.14                     Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15                     Amendments.  This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors of the Company, Parent and Newco.  This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

VIASYS HOLDINGS INC.

By:	/s/ Edward Pulwer
Name:	Edward Pulwer
Title:	Authorized Person

VIASYS ACQUISITION SUBSIDIARY ONE INC.

By:	/s/ Edward Pulwer
Name:	Edward Pulwer
Title:	President

PULMONETIC SYSTEMS, INC.

By:	/s/ James B. Hickey, Jr.
Name:	James B. Hickey, Jr.
Title:	President and Chief Executive Officer